PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
PO Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US (732) 649-9961
e-mail: LifeSciencesResearch@LSRinc.net

March 2, 2009

LSR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Highlights:
•	Fourth Quarter Revenues of $51.3 million
•	Fourth Quarter Operating income of $6.7 million, or 13.0%
•	2008 Revenues of $242.4 million
•	2008 Operating margin 14.8%
•	2008 Net new orders of $233.9 million
•	2008 book to bill ratio of 0.96

East Millstone, New Jersey, March 2, 2009 – Life Sciences Research, Inc. (NYSE Arca: LSR) announced today revenues and earnings for the fourth quarter and year ended December 31, 2008.

Revenues for the fourth quarter were $51.3 million, 19.1% below revenues of $63.4 million for the fourth quarter of 2007.  Excluding the effect of currency exchange, revenues decreased 1.8%. Operating income for the 2008 fourth quarter was $6.7 million, or 13.0% of revenues, compared with $9.6 million, or 15.1% of revenues for the same period in the prior year.  The quarter included stock based expenses of $0.5 million, or $0.04 per fully diluted share, compared with $0.4 million, or $0.03 per fully diluted share in the same quarter last year.  The Company reported a net loss for the quarter ended December 31, 2008 of $5.7 million or $0.43 loss per common and fully diluted share, compared with a net loss of $28.8 million or $2.28 loss per common and fully diluted share for the quarter ended December 31, 2007.

Net loss for the fourth quarter 2008 included Other Expense of $8.1 million which was comprised of $8.9 million non-cash foreign exchange re-measurement loss pertaining to the long-term loan denominated in US dollars, offset by other exchange gains of $0.8 million.  In the 2007 fourth quarter, net loss included Other Expense of $1.1 million which was comprised of $0.9 million non-cash foreign exchange re-measurement loss pertaining to the long-term loan denominated in US dollars and other exchange losses of $0.2 million.  Excluding these foreign exchange gains and losses, non-GAAP net income for the 2008 fourth quarter was $2.4 million, or $0.16 per fully diluted share, which included a $1.3 million tax charge, or $0.09 per diluted share, associated with the allocation between the US and UK of expenses for previously issued warrants and taxes relating to the Japanese operations, and $0.3 million interest expense, or $0.02 per diluted share, associated with acceleration of amortization of financing costs.  For the 2007 fourth quarter, non-GAAP net income was $9.6 million, or $0.63 per fully diluted share, which represents net income exclusive of the tax valuation expense of $37.4 million and the non-cash foreign exchange re-measurement losses described above of approximately $1.0 million, but including tax benefit of $3.7 million, or $0.22 per diluted share.

Revenues for the year ended December 31, 2008 of $242.4 million were 2.4% above revenues of $236.8 million for the prior year.  Excluding the effect of currency exchange, revenues increased 8.4%.  Operating income for the year ended December 31, 2008 was $35.9 million, or 14.8% of revenues, compared with $31.9 million, or 13.5% of revenues for the prior year period.  The 2008 year included stock-based compensation expenses of $2.1 million, or $0.14 per fully diluted share compared with $1.9 million, or $0.13 per fully diluted share in the prior year.  The Company reported net income of $10.4 million or $0.70 per fully diluted share for the year ended December 31, 2008, compared with net a loss of $14.0 million or $1.10 net loss per fully diluted share for the year ended December 31, 2007.

Net income for the year ended December 31, 2008 included Other Expense of $12.8 million which was comprised of $14.1 million from the non-cash foreign exchange re-measurement loss on the long-term loan denominated in US dollars, offset by other exchange gains of $1.3 million. In the prior year, net loss included Other Income of $0.9 million which was comprised of $0.8 million non-cash foreign exchange re-measurement gain pertaining to the long-term loan denominated in US dollars and other exchange gains of $0.1 million.  Excluding these foreign exchange gains and losses, non-GAAP net income for the year ended December 31, 2008 was $23.2 million, or $1.55 per fully diluted share.  For the year ended December 31, 2007, non-GAAP net income was $22.5 million, or $1.50 per fully diluted share, which represents net income exclusive of the tax valuation expense of $37.4 million and the non-cash foreign exchange re-measurement gains described above of $0.9 million.

Cash and cash equivalents as of December 31, 2008 were $36.5 million compared with $36.2 million as of December 31, 2007.  Net days sales outstanding at December 31, 2008 were 30 compared with 13 at December 31, 2007.  Capital expenditure totaled $2.8 million in the fourth quarter of 2008, compared with $4.0 million in the fourth quarter of 2007.  Capital expenditure in the year ended 2008 totaled $16.7 million, compared with $16.4 million in the year ended December 31, 2007.

Net new orders for the fourth quarter of 2008 totaled $34.5 million which represented a book to bill ratio of 0.67 for the quarter.  Orders in the quarter were impacted by the global economic downturn and strategic restructuring of resources and pipelines by many of the major pharmaceutical companies.  Net new orders for the year ended December 31, 2008 totaled $233.9 million representing a book to bill ratio of 0.96.  At December 31, 2008 backlog (booked on work) amounted to approximately $142 million, reflecting currency exchange rates as of December 31, 2008.

Brian Cass, LSR’s President and Managing Director commented, “During the latter part of 2008, it has at times felt like a perfect storm: the combination of a struggling economy affecting the capital markets, coupled with the strategic realignments within many of our customers. Together, these have caused softness in study sign-ups and starts. In response, we have acted aggressively to trim our expense structure and tighten our cash controls. We’ve managed headcount down, particularly in the UK, which allowed us to exit the year with less than a 1% increase in total headcount than we started the year. With the outlook for 2009 still uncertain, we’ve embarked on a program to further reduce absolute staffing expense in 2009, along with other controllable costs, while still maintaining our staff resources, expertise and commitment to customer service.

Andrew Baker, LSR’s Chairman and CEO said, “While we are taking the necessary steps to manage our costs and cash in the short term, we continue to believe that our industry plays a critical role in pharmaceutical development, and consequently that this period of market weakness will rebound. We believe that the world’s major pharmaceutical companies will undoubtedly resolve the strategic issues facing them and thereby improve the success rates in their core business of generating innovative new medicines for patients. In developing new medicines there is an absolute need for the safety testing we provide.  When outsourcing this testing to companies like LSR, there are clear opportunities for drug developers to swap their fixed cost base for a variable one and gain access to the extensive experience and expertise that CROs like LSR provide.”

Conference Call
LSR will hold an investor conference call to discuss the quarter’s results on Tuesday, March 3, 2009 at 9:00 a.m. Eastern Time.  Listeners can access the call by dialing 1-210-234-0017. The pass code for the call is 3316789.  We suggest calling five minutes prior to the scheduled call.

About Life Sciences Research
Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries.  LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment.  The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products.  The Company's services are designed to meet the regulatory requirements of governments around the world.  LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

Forward Looking Statements
This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, as more fully described in the Company’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2007, as filed with the US Securities and Exchange Commission.

- tables to follow -

Life Sciences Research Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31

(Dollars in thousands, except per share data)	2008	2007 (Restated)	2008	2007 (Restated)

Net revenues	$51,305	$63,438	$242,422	$236,800
Cost of sales	(37,783)	(42,571)	(169,297)	(165,790)
Gross profit	13,522	20,867	73,125	71,010
Selling, general and administrative expenses	(6,841)	(11,309)	(37,210)	(39,135)
Operating income	6,681	9,558	35,915	31,875
Interest income	154	367	587	1,721
Interest income, related parties	128	113	513	450
Interest expense	(2,442)	(3,324)	(9,356)	(12,800)
Interest expense, related parties	(772)	(742)	(3,088)	(2,967)
Other (expense)/income	(8,111)	(1,063)	(12,773)	941
(Loss)/Income before income taxes	(4,362)	4,909	11,798	19,220
Income tax expense	(1,307)	(33,715)	(1,380)	(33,194)
Net (loss)/income	$(5,669)	$(28,806)	$10,418	$(13,974)

(Loss)/income per share
- Basic	$(0.43)	$(2.28)	$0.81	$(1.10)
- Diluted	$(0.43)	$(2.28)	$0.70	$(1.10)

Weighted average number of common stock
- Basic (000’s)	13,219	12,624	12,798	12,698
- Diluted (000’s)	13,219	12,624	14,970	12,698

Diluted loss per share is equal to basic loss per share for the three months ended December 31, 2008 and 2007, and for the year ended December 31, 2007, as the exercise of warrants and share options are excluded from the computation of diluted loss per share, as the effect is anti-dilutive.

Weighted average number of diluted common stock	13,219	12,624	14,970	12,698
Warrants and stock options excluded from computation of diluted loss per share	1,757	2,655	-	2,278
Non GAAP diluted common stock	14,976	15,279	14,970	14,976

The Company reclassified from Other Expense to Interest Expense $2.4 million and $2.8 million relating to amortization of finance arrangement fees for 2008 and 2007, respectively.  The Company believes this reclassification is appropriate and in accordance with Regulation S-X, rule 5-03 – Income Statements.  There was no effect on the consolidated financial statements for the years ended December 31, 2008 and 2007 as a result of this reclassification.

Life Sciences Research Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands except per share data)	December 31,
ASSETS	2008	2007
Current assets:		(Restated)
Cash and cash equivalents	$36,493	$36,223
Accounts receivable	19,607	30,116
Unbilled receivables, net	21,683	25,935
Inventories	2,854	2,530
Prepaid expenses (includes related parties of $985 and $985 in 2008 and 2007)	5,031	5,363
Total current assets	$85,668	$100,167
Property and equipment, net	63,610	70,994
Goodwill	2,684	3,138
Other assets, intangibles	6,449	12,512
Other assets, related parties	3,074	3,907
Deferred income taxes	9,713	10,865
Total assets	$171,198	$201,583
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$12,061	$15,477
Accrued payroll and other benefits	3,882	6,644
Accrued expenses and other liabilities	25,921	33,086
Short-term debt	125	618
Fees invoiced in advance	27,681	47,347
Total current liabilities	$69,670	$103,172
Long-term debt, net (includes related parties of $21,025 and $23,341 in 2008 and 2007)	74,414	75,429
Deferred gain on disposal of US property	8,467	8,787
Pension liabilities	33,859	43,522
Total liabilities	$186,410	$230,910

Commitments and contingencies	-	-
Stockholders' deficit
Preferred Stock, $0.01 par value. Authorized: 5,000,000
Issued and outstanding: None	-	-
Non-Voting Common Stock, $0.01 par value. Authorized: 5,000,000
Issued and outstanding: None	-	-
Voting Common Stock, $0.01 par value. Authorized: 50,000,000
Issued and outstanding at December 31, 2008: 13,345,495
(December 31, 2007: 12,626,498)	133	126
Paid in capital	89,717	87,216
Accumulated other comprehensive loss	(45,686)	(46,875)
Accumulated deficit	(59,376)	(69,794)
Total stockholders' deficit	$(15,212)	$(29,327)
Total liabilities and stockholders' deficit	$171,198	$201,583
Effective December 31, 2008, the Company changed its accounting policy relating to the classification of certain short term investments as cash and cash equivalents.  Previously, cash and cash equivalents included all highly liquid investments with an original maturity date of three months or less at the date of purchase.  The Company now determines cash and cash equivalents to also include investments in U.S. government agency securities with original maturity dates of six months or less at the date of purchase.  These are securities that have a liquid market to facilitate buying or selling prior to the maturity date, which is done as part of the Company's money management activities.  The consolidated balance sheet as of December 31, 2007 and the consolidated statement of cash flows for the year ended December 31, 2007 have been restated to reflect the change in classification of those short term investments.  The above change in accounting policy resulted in an increase in cash and cash equivalents and a corresponding decrease in short-term investments of approximately $3.9 million as of December 31, 2007.  There was no effect to net income or stockholders' equity for the year ended December 31, 2007 and no effect to the consolidated financial statements as of and for the year ended December 31, 2006.

Life Sciences Research Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
            Year Ended December 31,
	2008	2007
Cash flows from operating activities:		(Restated)
Net income/(loss)	$10,418	$(13,974)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	10,653	9,519
Amortization of gain on disposal of US property	(320)	(320)
Non-cash compensation expense associated with employee stock compensation plan	2,106	1,908
Foreign exchange loss/(gain) on March 2006 Financing and Capital Bonds	14,102	(770)
Foreign exchange gain on intercompany balances	(1,313)	(169)
Deferred income tax expense	1,380	33,194
Provision for losses on accounts receivable	126	26
Amortization of debt issue costs included in interest expense	1,976	1,789
Amortization of financing costs included in interest expense	2,320	2,134
Changes in operating assets and liabilities:
Accounts receivable, unbilled receivables and prepaid expenses	(684)	3,082
Inventories	(1,211)	(522)
Accounts payable, accrued expenses and other liabilities	2,553	9,775
Fees invoiced in advance	(8,432)	1,795
Defined benefit pension plan	3,122	(4,969)
Net cash provided by operating activities	$36,796	$42,498

Cash flows used in investing activities:
Purchase of property, plant and equipment	(16,657)	(16,439)
Sale of property, plant and equipment	-	17
Payment for acquisition, net of cash acquired	(1,779)	(4,340)
Net cash used in investing activities	$(18,436)	$(20,762)

Cash flows used in financing activities:
Proceeds from issue of Voting Common Stock	1,400	238
Repurchase of Voting Common Stock	-	(4,000)
Repurchase of warrants	(1,000)	(6,694)
Increase in other assets	(3,093)	(4,775)
Repayments of long-term borrowings	(1,630)	(10,729)
Repayments of short-term borrowings	(593)	(904)
Net cash used in financing activities	$(4,916)	$(26,864)

Effect of exchange rate changes on cash and cash equivalents	(13,174)	(2,737)
Increase/(decrease) in cash and cash equivalents	270	(7,865)
Cash and cash equivalents at beginning of year	36,223	44,088
Cash and cash equivalents at end of year	$36,493	$36,223

Supplementary Disclosures:
Interest paid	$7,984	$11,609
Taxes paid	$389	$307

Supplementary disclosures of non-cash financing activity:
Increase in goodwill and accrued liabilities related to acquisition commitments	$479	$1,769
Effect on accumulated other comprehensive loss for pension liabilities	$6,082	$721